                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

        INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                             (Amendment No._______)*

                                 CacheFlow Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    126946102
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                November 19, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        [ ] Rule 13d-1(b)

        [X] Rule 13d-1(c)

        [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

                               Page 1 of 21 Pages

----------------------------------------------------------                     ---------------------------------------
CUSIP NO. 126946102                                               13 G                  Page 2 of 21 Pages
----------------------------------------------------------                     ---------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON      TCV III, L.P.
             See Item 2 for identification of General Partner
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)  [ ]     (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------------------------------ -------- ------------------------------------------------------------------------
             NUMBER OF                5        SOLE VOTING POWER
              SHARES                           69,332(A)
           BENEFICIALLY              -------- ------------------------------------------------------------------------
          OWNED BY EACH               6        SHARED VOTING POWER
             REPORTING                         0(A)
              PERSON                 -------- ------------------------------------------------------------------------
               WITH                   7        SOLE DISPOSITIVE POWER
                                               69,332(A)
                                     -------- ------------------------------------------------------------------------
                                      8        SHARED DISPOSITIVE POWER
                                               0(A)
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                               69,332(A)
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                             [X]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                            0.2%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
             PN
------------ ---------------------------------------------------------------------------------------------------------

(A) Excludes an aggregate of 1,940,816 shares owned beneficially by the other reporting persons indicated in this Schedule 13G, as to which this reporting person disclaims beneficial ownership.

----------------------------------------------------------                     ---------------------------------------
CUSIP NO. 126946102                                               13 G                  Page 3 of 21 Pages
----------------------------------------------------------                     ---------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON      TCV III (Q), L.P.
             See Item 2 for identification of General Partner
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)  [ ]     (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------------------------------ -------- ------------------------------------------------------------------------
             NUMBER OF                5        SOLE VOTING POWER
              SHARES                           1,842,770(A)
           BENEFICIALLY              -------- ------------------------------------------------------------------------
           OWNED BY EACH              6        SHARED VOTING POWER
             REPORTING                         0(A)
              PERSON                 -------- ------------------------------------------------------------------------
               WITH                   7        SOLE DISPOSITIVE POWER
                                               1,842,770(A)
                                     -------- ------------------------------------------------------------------------
                                      8        SHARED DISPOSITIVE POWER
                                               0(A)
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                            1,842,770(A)
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                             [X]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                         5.6%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
             PN
------------ ---------------------------------------------------------------------------------------------------------

(A) Excludes an aggregate of 167,378 shares owned beneficially by the other reporting persons indicated in this Schedule 13G, as to which this reporting person disclaims beneficial ownership.

----------------------------------------------------------                     ---------------------------------------
CUSIP NO. 126946102                                               13 G                  Page 4 of 21 Pages
----------------------------------------------------------                     ---------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON      TCV III STRATEGIC PARTNERS, L.P.
             See Item 2 for identification of General Partner
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)  [ ]     (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------------------------------ -------- ------------------------------------------------------------------------
             NUMBER OF                5        SOLE VOTING POWER
              SHARES                           83,449(A)
           BENEFICIALLY              -------- ------------------------------------------------------------------------
           OWNED BY EACH              6        SHARED VOTING POWER
             REPORTING                         0(A)
              PERSON                 -------- ------------------------------------------------------------------------
               WITH                   7        SOLE DISPOSITIVE POWER
                                               83,449(A)
                                     -------- ------------------------------------------------------------------------
                                      8        SHARED DISPOSITIVE POWER
                                               0(A)
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                               83,449(A)
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                             [X]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                 0.3%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
             PN
------------ ---------------------------------------------------------------------------------------------------------

(A) Excludes an aggregate of 1,926,699 shares owned beneficially by the other reporting persons indicated in this Schedule 13G, as to which this reporting person disclaims beneficial ownership.

----------------------------------------------------------                     ---------------------------------------
CUSIP NO. 126946102                                               13 G                  Page 5 of 21 Pages
----------------------------------------------------------                     ---------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON      TCV III (GP)
             See Item 2 for a list of Managing General Partners
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)  [ ]     (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------------------------------ -------- ------------------------------------------------------------------------
             NUMBER OF                5        SOLE VOTING POWER
              SHARES                           14,597(A)
           BENEFICIALLY              -------- ------------------------------------------------------------------------
           OWNED BY EACH              6        SHARED VOTING POWER
             REPORTING                         0(A)
              PERSON                 -------- ------------------------------------------------------------------------
               WITH                   7        SOLE DISPOSITIVE POWER
                                               14,597(A)
                                     -------- ------------------------------------------------------------------------
                                      8        SHARED DISPOSITIVE POWER
                                               0(A)
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                               14,597(A)
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                             [X]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                 0.0%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
             PN
------------ ---------------------------------------------------------------------------------------------------------

(A) Excludes an aggregate of 1,995,551 shares owned beneficially by the other reporting persons indicated in this Schedule 13G, as to which this reporting person disclaims beneficial ownership.

----------------------------------------------------------                     ---------------------------------------
CUSIP NO. 126946102                                               13 G                  Page 6 of 21 Pages
----------------------------------------------------------                     ---------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON      TECHNOLOGY CROSSOVER MANAGEMENT III, L.L.C.
             See Item 2 for a list of Managing Members
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)  [ ]     (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------------------------------ -------- ------------------------------------------------------------------------
             NUMBER OF                5        SOLE VOTING POWER
              SHARES                           2,010,148
           BENEFICIALLY              -------- ------------------------------------------------------------------------
           OWNED BY EACH              6        SHARED VOTING POWER
             REPORTING                         0
              PERSON                 -------- ------------------------------------------------------------------------
               WITH                   7        SOLE DISPOSITIVE POWER
                                               2,010,148
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              0
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                               2,010,148
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                             [X]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                 6.2%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
             OO
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     ---------------------------------------
CUSIP NO. 126946102                                               13 G                  Page 7 of 21 Pages
----------------------------------------------------------                     ---------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON      JAY C. HOAG
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                     Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)  [ ]     (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen
------------------------------------ -------- ------------------------------------------------------------------------
             NUMBER OF                5        SOLE VOTING POWER
              SHARES                           0
           BENEFICIALLY              -------- ------------------------------------------------------------------------
           OWNED BY EACH              6        SHARED VOTING POWER
             REPORTING                         2,010,148
              PERSON                 -------- ------------------------------------------------------------------------
               WITH                   7        SOLE DISPOSITIVE POWER
                                               2,010,148
                                     -------- ------------------------------------------------------------------------
                                      8        SHARED DISPOSITIVE POWER
                                               0
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                               2,010,148
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                             [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                            6.2%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
             IN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     ---------------------------------------
CUSIP NO. 126946102                                               13 G                  Page 8 of 21 Pages
----------------------------------------------------------                     ---------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON      RICHARD H. KIMBALL
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                     Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)  [ ]     (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen
------------------------------------ -------- ------------------------------------------------------------------------
             NUMBER OF                5        SOLE VOTING POWER
              SHARES                           0
           BENEFICIALLY              -------- ------------------------------------------------------------------------
           OWNED BY EACH              6        SHARED VOTING POWER
             REPORTING                         2,010,148
              PERSON                 -------- ------------------------------------------------------------------------
               WITH                   7        SOLE DISPOSITIVE POWER
                                               2,010,148
                                     -------- ------------------------------------------------------------------------
                                      8        SHARED DISPOSITIVE POWER
                                               0
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                               2,010,148
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                             [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                            6.2%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
             IN
------------ ---------------------------------------------------------------------------------------------------------

------------------------------                 --------------------------------
CUSIP NO. 126946102                 13 G           Page 9 of 21 Pages
------------------------------                 --------------------------------

ITEM 1.

         (a)      NAME OF ISSUER:   CacheFlow Inc. (the "Company")
         (b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                  650 Almanor Ave, Sunnyvale, CA 94086.

ITEM 2.

         Set forth below is the following information with respect to each of the persons filing this Schedule 13G (together, the "Filing Persons"): (a) name;
(b) address of principal offices (if entity) or residence or business address (if individual); (c) citizenship (if individual) or jurisdiction of organization (if entity); (d) title of class of securities and (e) CUSIP number.

I.

         (a) TCV III, L.P., a Delaware limited partnership ("TCV III, L.P."). The General Partner of TCV III, L.P. is Technology Crossover Management III, L.L.C., a Delaware limited liability company ("TCM III"). The sole Managing Members of TCM III are Jay C. Hoag ("Hoag") and Richard H. Kimball ("Kimball").

         (b)      575 High Street, Suite 400, Palo Alto, CA 94301
         (c)      Delaware
         (d)      Common Stock
         (e)      126946102

II.

         (a)      TCV III (Q), L.P., a Delaware limited partnership ("TCV III
                  (Q)"). The General Partner of TCV III (Q) is TCM III.
         (b)      575 High Street, Suite 400, Palo Alto, CA 94301
         (c)      Delaware
         (d)      Common Stock
         (e)      126946102

III.

         (a) TCV III Strategic Partners, L.P., a Delaware limited partnership ("TCV III Strategic Partners"). The General Partner of TCV III Strategic Partners is TCM III.
         (b)      575 High Street, Suite 400, Palo Alto, CA 94301
         (c)      Delaware
         (d)      Common Stock
         (e)      126946102

IV.

         (a) TCV III (GP), a Delaware general partnership ("TCV III (GP)"). The Managing General Partner of TCV III (GP) is TCM III.
         (b)      575 High Street, Suite 400, Palo Alto, CA 94301
         (c)      Delaware
         (d)      Common Stock
         (e)      126946102

V.

         (a) Technology Crossover Management III, L.L.C., a Delaware limited liability company.

------------------------------                 --------------------------------
CUSIP NO. 126946102                 13 G           Page 10 of 21 Pages
------------------------------                 --------------------------------

         (b)      575 High Street, Suite 400, Palo Alto, CA 94301
         (c)      Delaware
         (d)      Common Stock
         (e)      126946102

VI.

         (a)      Jay C. Hoag
         (b)      575 High Street, Suite 400, Palo Alto, CA 94301
         (c)      U.S. Citizen
         (d)      Common Stock
         (e)      126946102

VII.

         (a)      Richard H. Kimball
         (b)      575 High Street, Suite 400, Palo Alto, CA 94301
         (c)      U.S. Citizen
         (d)      Common Stock
         (e)      126946102

ITEM 3.

         Not Applicable

ITEM 4.

         (a), (b) and (c) This Schedule 13G shall not be construed as an admission that any Filing Person is, either for purposes of Section 13(d) or 13(g) of the Act or for other purposes, the beneficial owner of any Common Stock disclosed in this Schedule 13G. The aggregate number and percentage of the class of securities identified pursuant to Item 1 of this Schedule 13G that, pursuant to Rule 13d-3, may be deemed to be beneficially owned by each Filing Person are as follows:

                                         Common Stock                                                  Dispositive
           Filing Person              Beneficially Owned      % of Class (1)        Voting Power          Power
           -------------              ------------------      --------------        ------------       -----------
TCV III, L.P.(2)                                69,332               0.2%               sole               sole
TCV III (Q)(2)                               1,842,770               5.6%               sole               sole
TCV III Strategic Partners(2)                   83,449               0.3%               sole               sole
TCV III (GP)(2)                                 14,597               0.0%               sole               sole
TCM III                                      2,010,148               6.2%               sole               sole
Hoag(3)                                      2,010,148               6.2%              shared              sole
Kimball(3)                                   2,010,148               6.2%              shared              sole

(1) All percentages in this table are based on the 32,671,031 shares of Common Stock of the Company outstanding, as reported in the Company's prospectus filed with the Securities and Exchange Commission on November 19, 1999 pursuant to Rule 424(b)(4) under the Securities Act of 1933, as amended.

(2) Each noted entity (together, the "TCV III Funds") is the holder of record of the securities set forth opposite the name of such entity and has sole voting and investment power with respect to such securities. TCM III, as sole General Partner of TCV III, L.P., TCV III (Q), TCV III (GP) and TCV III Strategic Partners, may also be deemed to have sole voting and investment power with respect to such securities. TCM III disclaims beneficial ownership of such securities except to the extent of its pecuniary interest therein.

(3) Under the operating agreement of TCM III, Hoag and Kimball have the independent power to cause the funds managed by such entity to buy and sell securities of publicly traded portfolio companies, however, in general,

------------------------------                 --------------------------------
CUSIP NO. 126946102                 13 G           Page 11 of 21 Pages
------------------------------                 --------------------------------

     they must act by unanimous consent with respect to all other matters, including directing the voting of such securities. As a result, Hoag and Kimball may also be deemed to have sole dispositive power and shared voting power with respect to the securities held by the TCV III Funds. Hoag and Kimball disclaim beneficial ownership of such securities except to the extent of their respective pecuniary interests therein.

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         Not Applicable.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not Applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         This Schedule 13G is being filed jointly pursuant to Rule 13d-1(k). As a result of the relationships among the Filing Persons described herein, some or all of the Filing Persons may be deemed to comprise a "group" within the meaning of Section 13 and the Rules promulgated thereunder. However, the Filing Persons deny such group status.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

         Not Applicable.

ITEM 10. CERTIFICATION

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

------------------------------                 --------------------------------
CUSIP NO. 126946102                 13 G           Page 12 of 21 Pages
------------------------------                 --------------------------------

                        MATERIAL TO BE FILED AS EXHIBITS

         The following exhibit was filed as Exhibit A to the Schedule 13D relating to the Common Stock of Digital Generation Systems, Inc. filed by the undersigned with the Securities and Exchange Commission on September 5, 1997 and is hereby incorporated herein by reference, as updated by Exhibit B hereto:

        Exhibit A - Statement Appointing Designated Filer and Authorized Signer dated September 5, 1997

        The following exhibit was filed as Exhibit B to the Schedule 13G relating to the Common Stock of PSW Technologies, Inc. filed by the undersigned with the Securities and Exchange Commission on October 23, 1998 and is hereby incorporated herein by reference:

        Exhibit B - October 23, 1998 Update to Exhibit A to the Designated Filer Statement

        The following exhibit is attached hereto:

        Exhibit C - Agreement to File Jointly and Statement Appointing Designated Filer and Authorized Signatory

------------------------------                 --------------------------------
CUSIP NO. 126946102                 13 G           Page 13 of 21 Pages
------------------------------                 --------------------------------

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: November 23, 1999

TCV III, L.P.
a Delaware Limited Partnership

By: /s/ Robert C. Bensky
   -----------------------------------------
   Robert C. Bensky, Authorized Signatory

TCV III (Q), L.P.
a Delaware Limited Partnership

By: /s/ Robert C. Bensky
   -----------------------------------------
   Robert C. Bensky, Authorized Signatory

TCV III STRATEGIC PARTNERS, L.P.
a Delaware Limited Partnership

By: /s/ Robert C. Bensky
   -----------------------------------------
   Robert C. Bensky, Authorized Signatory

TCV III (GP)
a Delaware General Partnership

By: /s/ Robert C. Bensky
   -----------------------------------------
   Robert C. Bensky, Authorized Signatory

TECHNOLOGY CROSSOVER MANAGEMENT III, L.L.C.
a Delaware Limited Liability Company

By: /s/ Robert C. Bensky
   -----------------------------------------
   Robert C. Bensky, Authorized Signatory

------------------------------                 --------------------------------
CUSIP NO. 126946102                 13 G           Page 14 of 21 Pages
------------------------------                 --------------------------------

Jay C. Hoag

By: /s/ Robert C. Bensky
   -----------------------------------------
   Robert C. Bensky, Authorized Signatory

Richard H. Kimball

By: /s/ Robert C. Bensky
   -----------------------------------------
   Robert C. Bensky, Authorized Signatory

                                    EXHIBIT C

       AGREEMENT TO FILE JOINTLY AND STATEMENT APPOINTING DESIGNATED FILER
                            AND AUTHORIZED SIGNATORY

        Each of the undersigned entities and individuals (collectively, the "Reporting Persons") hereby designates Technology Crossover Management II, L.L.C. or such other person or entity as is designated by Robert C. Bensky (any such entity is referred to as the "Designated Filer") as the beneficial owner to make filings (including joint filings) of Schedules 13D and 13G (and any amendments thereto) pursuant to Section 13(d) of the Securities Exchange Act of 1934 (the "Exchange Act") and of Forms 3, 4 and 5 (and any amendments thereto) pursuant to Section 16(a) of the Exchange Act (collectively, the "Reports") with respect to the securities of any entity whose securities are now, or hereafter become, publicly traded and whose securities are beneficially owned (directly or indirectly) both by any Reporting Person (collectively, the "Companies").

        Each Reporting Person hereby further authorizes and designates Robert C. Bensky (the "Authorized Signatory") to execute and file on behalf of such Reporting Person the Reports with respect to the securities of the Companies, including all Schedules 13D and 13G and Forms 3, 4 and 5, and any amendments thereto, that such Reporting Person may be required to file with the United States Securities and Exchange Commission as a result of such Reporting Person's ownership of, or transactions in securities of the Companies.

        The authority of the Designated Filer and the Authorized Signatory under this Document with respect to each Reporting Person shall continue until such Reporting Person is no longer required to file Schedules 13D or 13G or Forms 3, 4 and 5 with respect to the Reporting Person's ownership of, or transactions in, the securities of the Companies, unless earlier revoked in writing. Each Reporting Person acknowledges that the Designated Filer and the Authorized Signatory are not assuming any of the Reporting Person's responsibilities to comply with Section 13(d) or Section 16 of the Exchange Act.

Date: August 11, 1999

                                     TECHNOLOGY CROSSOVER MANAGEMENT, L.L.C.,

                                     a Delaware Limited Liability Company

                                     By: /s/ Jay C. Hoag
                                        ----------------------------------------
                                        Jay C. Hoag, Managing Member

Date: August 11, 1999        TECHNOLOGY CROSSOVER VENTURES, L.P.,
                             a Delaware Limited Partnership

                             By: Technology Crossover Management, L.L.C.
                                 a Delaware Limited Liability Company
                                 Its General Partner

                             By: /s/ Jay C. Hoag
                                ------------------------------------------------
                                Jay C. Hoag, Managing Member

Date: August 11, 1999        TECHNOLOGY CROSSOVER VENTURES, C.V.,
                             a Netherlands Antilles Limited Partnership

                             By: Technology Crossover Management, L.L.C.
                                 a Delaware Limited Liability Company
                                 Its Investment General Partner

                             By: /s/ Jay C. Hoag
                                ------------------------------------------------
                                Jay C. Hoag, Managing Member

                             And By: Technology Crossover Administrator, N.V.
                                     a Netherlands Antilles Corporation
                                     Its Administrative General Partner

                             By: /s/ ABN AMRO Trust Company (Curacao) N.V.
                                ------------------------------------------------
                                Authorized Signatory

Date: August 11, 1999        TECHNOLOGY CROSSOVER MANAGEMENT II, L.L.C,
                             a Delaware Limited Liability Company

                             By: /s/ Jay C. Hoag
                                ------------------------------------------------
                                Jay C. Hoag, Managing Member

Date: August 11, 1999        TECHNOLOGY CROSSOVER VENTURES II, L.P.,
                             a Delaware Limited Partnership

                             By: Technology Crossover Management II, L.L.C.
                                 a Delaware Limited Liability Company
                                 Its General Partner

                             By: /s/ Jay C. Hoag
                                ------------------------------------------------
                                Jay C. Hoag, Managing Member

Date: August 11, 1999        TCV II (Q), L.P.,
                             a Delaware Limited Partnership

                             By: Technology Crossover Management II, L.L.C.
                                 a Delaware Limited Liability Company
                                 Its General Partner

                             By: /s/ Jay C. Hoag
                                ------------------------------------------------
                                Jay C. Hoag, Managing Member

Date: August 11, 1999        TCV II STRATEGIC PARTNERS, L.P.,
                             a Delaware Limited Partnership

                             By: Technology Crossover Management II, L.L.C.
                                 a Delaware Limited Liability Company
                                 Its General Partner

                             By: /s/ Jay C. Hoag
                                ------------------------------------------------
                                Jay C. Hoag, Managing Member

Date: August 11, 1999        TECHNOLOGY CROSSOVER VENTURES II, C.V.,
                             a Netherlands Antilles Limited Partnership

                             By: Technology Crossover Management II, L.L.C.
                                 a Delaware Limited Liability Company
                                 Its Investment General Partner

                             By: /s/ Jay C. Hoag
                                ------------------------------------------------
                                Jay C. Hoag, Managing Member

                             And By: Technology Crossover Administrator II, N.V.
                                     a Netherlands Antilles Corporation
                                     Its Administrative General Partner

                             By: /s/ ABN AMRO Trust Company (Curacao) N.V.
                                 -----------------------------------------------
                                 Authorized Signatory

Date: August 11, 1999        TCV II, V.O.F.,
                             a Netherlands Antilles General Partnership

                             By: Technology Crossover Management II, L.L.C.
                                 a Delaware Limited Liability Company
                                 Its Investment General Partner

                             By: /s/ Jay C. Hoag
                                ------------------------------------------------
                                Jay C. Hoag, Managing Member

                             And By: Technology Crossover Administrator, N.V.
                                     a Netherlands Antilles Corporation
                                     Its Administrative General Partner

                             By:
                                ------------------------------------------------
                                                            Authorized Signatory

Date: August 11, 1999        TECHNOLOGY CROSSOVER MANAGEMENT III, L.L.C.,
                             a Delaware Limited Liability Company

                             By: /s/ Jay C. Hoag
                                ------------------------------------------------
                                Jay C. Hoag, Managing Member

Date: August 11, 1999        TCV III, L.P.,
                             a Delaware Limited Partnership

                             By: Technology Crossover Management III, L.L.C.
                                 a Delaware Limited Liability Company
                                 Its General Partner

                             By: /s/ Jay C. Hoag
                                 -----------------------------------------------
                                 Jay C. Hoag, Managing Member

Date: August 11, 1999        TCV III (Q), L.P.,
                             a Delaware Limited Partnership

                             By: Technology Crossover Management III, L.L.C.
                                 a Delaware Limited Liability Company
                                 Its General Partner

                             By: /s/ Jay C. Hoag
                                ------------------------------------------------
                                Jay C. Hoag, Managing Member

Date: August 11, 1999        TCV III STRATEGIC PARTNERS, L.P.,
                             a Delaware Limited Partnership

                             By: Technology Crossover Management III, L.L.C.
                                 a Delaware Limited Liability Company
                                 Its General Partner

                             By: /s/ Jay C. Hoag
                                 -----------------------------------------------
                                 Jay C. Hoag, Managing Member

Date: August 11, 1999        TCV III (GP),
                             a Delaware General Partnership

                             By: Technology Crossover Management III, L.L.C.
                                 a Delaware Limited Liability Company
                                 Its General Partner

                             By: /s/ Jay C. Hoag
                                ------------------------------------------------
                                Jay C. Hoag, Managing Member

Date: August 11, 1999

                                /s/ Robert C. Bensky
                                ------------------------------------------------
                                Robert C. Bensky

Date: August 11, 1999

                                /s/ Jay C. Hoag
                                ------------------------------------------------
                                Jay C. Hoag

Date: August 11, 1999

                                /s/ Richard H. Kimball
                                ------------------------------------------------
                                Richard H. Kimball

Date: August 11, 1999

                                /s/ Jon Q. Reynolds
                                ------------------------------------------------
                                Jon Q. Reynolds

Date: August 11, 1999

                                /s/ Marc S. Tesler
                                ------------------------------------------------
                                Marc S. Tesler

Date: August 11, 1999

                                /s/ C. Toms Newby
                                ------------------------------------------------
                                C. Toms Newby

Date: August 11, 1999

                                /s/ Michael G. Linnert
                                ------------------------------------------------
                                Michael G. Linnert

August 11, 1999

                                /s/ Christopher M. Nawn
                                ------------------------------------------------
                                Christopher M. Nawn